Exhibit (h)(28)

Participation Agreement
Exhibit B

Portfolio

Blue Chip Portfolio	Multi-Strategy Portfolio
Aggressive Growth Portfolio	Main Street Core Portfolio
Diversified Research Portfolio	Emerging Markets Portfolio
Short Duration Bond Portfolio	Inflation Managed Portfolio
I-Net Tollkeeper Portfolio	Managed Bond Portfolio
Financial Services Portfolio	Small-Cap Value Portfolio
Health Sciences Portfolio	Money Market Portfolio
Technology Portfolio	High Yield Bond Portfolio
Growth LT Portfolio	Equity Income Portfolio
Focused 30 Portfolio	Equity Portfolio
Mid-Cap Value Portfolio	Aggressive Equity Portfolio
International Value Portfolio	Large-Cap Value Portfolio
Capital Opportunities Portfolio	Comstock Portfolio (formerly Strategic Value Portfolio)
International Large-Cap Portfolio	Real Estate Portfolio
Equity Index Portfolio	Mid-Cap Growth Portfolio
Small-Cap Index Portfolio

Effective May 1, 2004, agreed to and accepted by:

PACIFIC SELECT FUND

BY:	/s/ Thomas C. Sutton	By:	/s/ Audrey L. Milfs

Name:	Thomas C. Sutton	Name:	Audrey L. Milfs
Title:	Chairman of the Board and Trustee	Title:	Secretary

PACIFIC SELECT DISTRIBUTORS, INC.

BY:	/s/ Gerald W. Robinson

Name:	Gerald W. Robinson
Title:	Chairman and Chief Executive Officer

BY:	/s/ Audrey L. Milfs

Name:	Audrey L. Milfs
Title:	Secretary

PACIFIC LIFE INSURANCE COMPANY

BY:	/s/ Thomas C. Sutton

Name:	Thomas C. Sutton
Title:	Chairman of the Board and Chief Executive Officer

BY:	/s/ Audrey L. Milfs

Name:	Audrey L. Milfs
Title:	Vice President and Secretary

PACIFIC LIFE & ANNUITY COMPANY

BY:	/s/ Thomas C. Sutton

Name:	Thomas C. Sutton
Title:	Chairman of the Board and Chief Executive Officer

BY:	/s/ Audrey L. Milfs

Name:	Audrey L. Milfs
Title:	Secretary